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                                                                 Exhibit 12

December 19, 1995


SEI International Trust
680 Swedesford Road
Wayne, PA 19087

Gentlemen:

This opinion is being delivered to you in connection with the Agreement and Plan of Reorganization dated December 4, 1995, among the International Equity Portfolio, the European Equity Portfolio, and the Pacific Basin Equity
Portfolio (the "Agreement").

Each of the International Equity Portfolio, the European Equity Portfolio and the Pacific Basin Equity Portfolio (each a "Portfolio") are separate investment portfolio's of the SEI International Trust. Each Portfolio is taxable as a regulated investment company under subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). Pursuant to the Agreement, the following transactions will occur: (1) both the European Equity Portfolio and the Pacific Basin Equity Portfolio will transfer all of their assets and liabilities to the International Equity Portfolio in exchange for shares of the International Equity Portfolio; (2) both the European Equity Portfolio and the Pacific Basin Equity Portfolio will distribute the International Equity Portfolio shares received to their respective shareholders in liquidation; and (3) both the European Equity Portfolio and Pacific Basin Equity Portfolio will be terminated under state law (together, the "Reorganization").

Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Code.

We have acted as legal counsel to the SEI International Trust and each of the Portfolio's in connection with the Reorganization. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent
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SEI International Trust
December 19, 1995
Page 2


investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

          A.   The Agreement;

          B.   The Registration Statement on Form N-14 (File No.   -     ),
including the Joint Proxy Statement/Prospectus included therein (the "Registration Statement"); and

          C. Such other instruments and documents related to the formation, organization and operation of the European Equity Portfolio, the Pacific Basin Equity Portfolio, and the International Equity Portfolio or to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate.

In preparing our opinion we have reviewed such federal income tax authority as we deemed relevant under the circumstances. Further, for purposes of this opinion, we have assumed, with your permission and without independent investigation, the following:

          1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Reorganization) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

          2. The total fair market value of the International Equity Portfolio Shares received by European Equity Portfolio or Pacific Basin Equity Portfolio shareholders will be approximately equal to the fair market value of the European Equity Portfolio or Pacific Basin Equity Portfolio Shares surrendered in the Reorganization.

          3. The International Equity Portfolio will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by each of the European Equity Portfolio and Pacific Basin Equity Portfolio immediately prior to the Reorganization.

          4. To the best knowledge of the management of the European Equity Portfolio and the Pacific Basin Equity Portfolio,
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SEI International Trust
December 19, 1995
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there is no plan or intention on the part of either the European Equity
Portfolio or the Pacific Basin Equity Portfolio shareholders, respectively, to sell, exchange, or otherwise dispose of a number of International Equity Portfolio Shares received in the Reorganization that would reduce either the European Equity Portfolio or the Pacific Basin Equity Portfolio shareholders' ownership of International Equity Portfolio Shares to a number of shares having a value, as of the date of the Reorganization, of less than 50 percent of the value of all the formerly outstanding European Equity Portfolio or Pacific Basin Equity Portfolio Shares as of the same date.

          5. The International Equity Portfolio has no plan or intention to reacquire any of the International Equity Portfolio Shares issued in the Reorganization or to make any extraordinary distribution in respect of its capital stock.

          6. The International Equity Portfolio has no plan or intention to sell or otherwise dispose of any of the assets of the European Equity Portfolio or the Pacific Basin Equity Portfolio acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Internal Revenue Code.

          7. Each of the European Equity Portfolio and the Pacific Basin Equity Portfolio will distribute the stock, securities and other property it receives in the transaction, and its other properties, in pursuance of the plan of reorganization.

          8. The liabilities of the European Equity Portfolio or the Pacific Basin Equity Portfolio assumed by the International Equity Portfolio as a result of the Reorganization and the liabilities to which the transferred assets of the European Equity Portfolio or the Pacific Basin Equity Portfolio are subject were incurred by the European Equity Portfolio or the Pacific Basin Equity Portfolio in the ordinary course of its business.

          9. Following the Reorganization, the International Equity Portfolio will continue the historic business of the European Equity Portfolio and the Pacific Basin Equity Portfolio or use a significant portion of the European Equity Portfolio and the Pacific Basin Equity Portfolio's historic business assets in a business.
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SEI International Trust
December 19, 1995
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          10.  The International Equity Portfolio, the European Equity
Portfolio, the Pacific Basin Equity Portfolio and the European Equity Portfolio and Pacific Basin Equity Portfolio shareholders will each pay their respective expenses, if any, incurred in connection with the transaction.

          11. There is no intercorporate indebtedness existing between either the European Equity Portfolio or the Pacific Basin Equity Portfolio and the International Equity Portfolio that was issued, acquired or will be settled at a discount.

          12. Neither the European Equity Portfolio nor the Pacific Basin Equity Portfolio is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          13. The International Equity Portfolio does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of the European Equity Portfolio or the Pacific Basin Equity Portfolio.

          14. The fair market value of the assets of the European Equity Portfolio and the Pacific Basin Equity Portfolio transferred to the International Equity Portfolio will equal or exceed the sum of the liabilities assumed by the International Equity Portfolio, plus the amount of liabilities, if any, to which the transferred assets are subject.

          Based on the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for federal income tax purposes:

          A. The Reorganization will constitute a "reorganization" within the meaning of Section 368(a) of the Code;

          B. No gain or loss will be recognized to the European Equity Portfolio or the Pacific Basin Equity Portfolio shareholders upon receipt of International Equity Portfolio Shares in liquidation of their the European Equity Portfolio Shares or Pacific Basin Equity Portfolio Shares pursuant to the Reorganization;
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SEI International Trust
December 19, 1995
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          C.   To the extent that they hold their the European Equity Portfolio or the Pacific Basin Equity Portfolio Shares as capital assets, the European Equity Portfolio or the Pacific Basin Equity Portfolio shareholders receiving International Equity Portfolio Shares pursuant to the Reorganization will include their holding period for the European Equity Portfolio or the Pacific Basin Equity Portfolio Shares in computing their holding periods for such International Equity Portfolio Shares; and

          D. The tax basis of the International Equity Portfolio shares received by the European Equity Portfolio or the Pacific Basin Equity Portfolio shareholders in the Reorganization will be the same as the tax basis such shareholders had in their Pacific Basin Equity Portfolio or European Equity Portfolio shares prior to the Reorganization.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

          1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

          2. No opinion is expressed as to any transaction other than the Reorganization as described in the Agreement or to any transaction whatsoever, including the Reorganization, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this
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SEI International Trust
December 19, 1995
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opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

          3. This opinion has been delivered to you for the purpose of complying with Securities and Exchange Commission requirements relating to the offering of the International Equity Portfolio Shares.

We consent to the use of this opinion as an exhibit to the Registration Statement to register the International Equity Portfolio Shares to be issued to the European Equity Portfolio or the Pacific Basin Equity Portfolio shareholders in connection with the Reorganization, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



/s/ Morgan, Lewis & Bockius LLP